Exhibit 99.1

Optimer Pharmaceuticals Reports First Quarter 2008 Financial Results

SAN DIEGO – May 7, 2008 - Optimer Pharmaceuticals, Inc. (Nasdaq:OPTR) today announced its financial results for the first quarter ended March 31, 2008.

Optimer reported a net loss for the first quarter of 2008 of $7.9 million or, $0.28 per share. This compares to a net loss for the first quarter of 2007 of $24.5 million, or $1.75 per share. The decrease in net loss of $16.6 million was due primarily to a one-time $20 million payment to Par Pharmaceutical in the first quarter of the prior year to reacquire the North American rights to OPT-80, and was partially offset by an increase in research and development expenses related to Optimer’s OPT-80 and Prulifloxacin Phase 3 clinical trials. As of March 31, 2008, Optimer held cash, cash equivalents and investments of $51.0 million.

“The first quarter was a solid beginning to 2008 and in line with our expectations regarding our financial results and the progress of our OPT-80 and Prulifloxacin programs,” said Michael N. Chang, Ph.D., Optimer’s President and CEO.  “Our most notable accomplishments in this first quarter include our completion of enrollment for the first of our two Phase 3 trials for Prulifloxacin, and the notice of allowance we received from the United States Patent and Trademark Office on the polymorph patent for our lead drug candidate, OPT-80.”

Corporate Highlights

•                  Awarded a $1 million grant from the National Institutes of Health for the development of OPT-80.

•                  Completed enrollment of the first of two pivotal Phase 3 clinical trials examining the safety and efficacy of Prulifloxacin for the treatment of travelers’ diarrhea.

•                  Peer reviewed journal, Antimicrobial Agents and Chemotherapy, published OPT-80’s Phase 1 clinical trial results which gave further support for the development of OPT-80 as an oral therapy for Clostridium difficile infection.

•                  Received a ‘Notice of Allowance’ on a US patent application from the United States Patent and Trademark Office which covers the polymorphic form of the active pharmaceutical ingredient for OPT-80.

•                  Hosted a symposium at the 18th European Congress of Clinical Microbiology and Infectious Diseases in Barcelona titled “Clostridium difficile-Associated Disease:  Current Treatment and Challenges.”

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative anti-infective products for the treatment of serious infections. Optimer has two late-stage anti-infective product candidates.  OPT-80, currently in two pivotal Phase 3 clinical trials, is being developed for the treatment of Clostridium difficile infection, the most common hospital-acquired diarrhea.  Prulifloxacin, also in two pivotal Phase 3 clinical trials, is an antibiotic being developed for the treatment of travelers’ diarrhea, a form of infectious diarrhea.  Additional information regarding Optimer can be found at http://www.optimerpharma.com.

Forward-looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to the development of OPT-80 and Prulifloxacin, and the timing of clinical trials and anticipated results and regulatory activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: the timing, progress and likelihood of success of its product research and development programs, the timing and status of its preclinical and clinical development of potential drugs and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts

Optimer Pharmaceuticals, Inc.

John Prunty, CFO & VP, Finance

Christina Donaghy, Corporate Communications Manager

858-909-0736

Porter Novelli Life Sciences

Jason I. Spark, Account Director

619-849-6005

Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2008	2007

Revenues:
Research grants	$486,666	$146,298
Operating expenses:
Research and development	6,905,376	23,446,267
Marketing	365,568	551,997
General and administrative	1,737,051	1,094,468
Total operating expenses	9,007,995	25,092,732
Loss from operations	(8,521,329)	(24,946,434)
Interest income and other, net	581,284	442,221
Net loss	$(7,940,045)	$(24,504,213)

Basic and diluted net loss per share	$(0.28)	$(1.75)

Shares used to compute basic and diluted net loss per share	27,869,675	14,039,248

Optimer Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

	March 31	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,728,550	$3,191,814
Short-term investments	31,103,852	55,613,785
Prepaid expenses and other current assets	1,769,296	967,994
Total current assets	51,601,698	59,773,593
Property and equipment, net	681,076	705,374
Long-term investments	1,157,500	—
Other assets	308,469	306,573
Total assets	$53,748,743	$60,785,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,036,392	$2,602,152
Accrued expenses	3,893,863	4,998,025
Total current liabilities	7,930,255	7,600,177
Deferred rent	273,723	281,894
Commitments and contingencies	—	—
Stockholders’ equity	45,544,765	52,903,469
Total liabilities and stockholders’ equity	$53,748,743	$60,785,540